UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

indie Semiconductor, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

On April 21, 2025, indie Semiconductor, Inc. (the “Company” or “we”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for the Company’s 2025 Annual Meeting of Stockholders to be held on June 4, 2025. The Company is filing this supplement (the “Supplement”) to its Proxy Statement solely to restate the first paragraph in Proposal Four: Approval of Amendment to 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) to correct a typographical error regarding the number of shares available to be granted under the 2021 Plan.

Revision to Proposal Four: Approval of Amendment to 2021 Omnibus Equity Incentive Plan

The first paragraph of Proposal Four is replaced by the following paragraph:

“On March 6, 2025 our Board approved, subject to stockholder approval, an amendment to the 2021 Plan to increase the number of shares of Class A Common Stock reserved for issuance by an additional 17,000,000 shares, for an aggregate of 51,868,750 shares to be reserved (the 2021 Plan Amendment). As of the record date, 4,701,289 shares remain available to be granted under the 2021 Plan. If Proposal Four is approved, 21,701,289 shares will be available to be granted under the 2021 Plan. Other than adding 17,000,000 additional shares for issuance, the 2021 Plan will not be amended in any way under this Proposal Four.”

Except as specifically updated by the information contained above, all information set forth in the Proxy Statement remains unchanged.

IMPORTANT INFORMATION

Whether or not you plan to attend the Annual Meeting online, we urge you to submit your proxy or voting instructions now via the internet or by telephone, or mail so that your shares will be represented at the meeting. If you have already submitted your proxy or provided voting instructions to the broker, trustee or other nominee through which your shares are held and do not wish to change your vote, you do not need to take any action. See “General Information” in the Proxy Statement for further information about voting procedures for the Annual Meeting. We appreciate your continued support.